EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	October 20, 2021

Omaha, NE (BRK.A; BRK.B) –

Susan A. Buffett and Christopher C. Davis have each been elected to the Board of Directors of Berkshire Hathaway Inc. Ms. Buffett is the Chairman of the Susan Thompson Buffett Foundation and the Chairman of the Sherwood Foundation, each of which is a private, grant-making foundation based in Omaha, NE. Mr. Davis is Chairman of Davis Select Advisors, an investment management firm that oversees over $25 billion in assets.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

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Contact

Marc D. Hamburg

402-346-1400